Exhibit 10.7

CRUDE OIL MARKETING AGREEMENT

among

PLAINS EXPLORATION & PRODUCTION COMPANY,

ARGUELLO INC.,

PXP GULF COAST INC.,

and

PLAINS MARKETING, L.P.

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	3
1.1 Definitions	3

ARTICLE 2 PURCHASE AND SALE	6
2.1 Purchase and Sale	6
2.2 Addition of Sellers	6
2.3 Addition of Covered Properties	7
2.4 Release of Covered Properties or Sellers	7
2.5 Further Documentation	7
2.6 Delivery	8
2.7 Price	8
2.8 Payment	9
2.9 General Provisions	9
2.10 No Restrictions	9

ARTICLE 3 RENEGOTIATION	9

ARTICLE 4 SELLERS’ INDEMNITY	10

ARTICLE 5 TERM	11

ARTICLE 6 REPRESENTATIONS AND WARRANTIES	11
6.1 Representations and Warranties of Sellers	11
6.2 Representations and Warranties of Buyer	11

ARTICLE 7 CREDIT REQUIREMENTS	12

ARTICLE 8 SPECIFIED EVENTS	13
8.1 Buyer Specified Events	13
8.2 Seller Specified Events	14
8.3 Early Termination	14
8.4 Specified Damages	15

ARTICLE 9 FORCE MAJEURE	15
9.1 Excuse for Nonperformance	15
9.2 Definition	15
9.3 Notice and Cure	15

ARTICLE 10 GENERAL PROVISIONS	16
10.1 No Survival of Representations and Warranties	16
10.2 Headings	16
10.3 Rights and Remedies Cumulative	16
10.4 Entire Agreement; Supersedure	16

10.5 Severability	16
10.6 Choice of Law; Submission to Jurisdiction	16
10.7 Binding Agreement; No Third-Party Beneficiaries	16
10.8 No Agency	16
10.9 Notice	17
10.10 Effect of Waiver or Consent	17
10.11 Assignment	17
10.12 Counterparts	17
10.13 Amendment or Modification	17
10.14 Further Assurances	17
10.15 Withholding or Granting of Consent	17
10.16 U.S. Currency	18
10.17 Laws and Regulations	18
10.18 Construction of Agreement	18
10.19 Tosco letter	18

EXHIBITS

Exhibit A - Covered Properties Exhibit B – Existing Contracts Exhibit C - PXP Gulf Coast Agreement Exhibit D - General Provisions Exhibit E - Credit Policies

CRUDE OIL MARKETING AGREEMENT

This CRUDE OIL MARKETING AGREEMENT (this “Agreement”), dated July 15, 2004 by and among PLAINS EXPLORATION & PRODUCTION COMPANY (“PXP”), ARGUELLO INC. (“Arguello”), PXP GULF COAST INC. (“PXP Gulf Coast”), and PLAINS MARKETING, L.P. (“Buyer”) amends and restates the Crude Oil Marketing Agreement dated November 23, 1998, by and between PLAINS RESOURCES INC., PLAINS ILLINOIS INC., STOCKER RESOURCES, L.P. (predecessor in interest to PXP), CALUMET FLORIDA, INC. and Buyer, insofar as it affects PXP, Arguello, and PXP Gulf Coast, which are sometimes referred to herein individually as a “Seller” and collectively as the “Sellers.” Sellers and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. Sellers own and produce crude oil from properties located within the lower forty-eight (48) states of the United States.

B. Sellers desire to sell and Buyer desires to purchase all of the crude oil that is produced and owned by Sellers from such properties.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For clarity, PXP and Plains Resources Inc. shall not be deemed Affiliates of each other for purposes of this Agreement.

“Agreement” means this Agreement and all exhibits, schedules, amendments, modifications, and supplements to this Agreement.

“Anniversary Date” has the meaning assigned in Article 3.

“Arguello” has the meaning assigned in the preamble.

“Barrel” means forty-two (42) United States gallons of Crude Oil measured in accordance with the General Provisions.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

“Buyer Specified Event” has the meaning assigned in Section 8.1.

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither securityholders, officers nor employees of the General Partner nor officers, directors or employees of any Affiliate of the General Partner.

“Competitive Price” means the price otherwise available to Seller for production from specific Crude Oil producing properties, as demonstrated by Seller to the reasonable satisfaction of Buyer.

“Corporate Governance Documents” means, with respect to any Person, the Certificate or Articles of Incorporation, or Partnership Agreement (or their equivalents), the by-laws (or their equivalents), and the other corporate governance documents of such Person.

“Covered Property” means a Seller’s Crude Oil producing property located within the Marketing Area and either listed on Exhibit A as of the Effective Date or added pursuant to Section 2.3, but specifically excludes the Nuevo Excluded Properties.

“Crude Oil” means crude oil meeting the specifications set forth in the General Provisions.

“Defaulting Party” means (a) in the case of a Buyer Specified Event, Buyer, and (b) in the case of a Seller Specified Event, any Seller affected by such Seller Specified Event.

“Delivery Point” has the meaning assigned in Section 2.6.

“Effective Date” means the 15th day of July, 2004.

“Existing Contract” means any (i) third party crude oil sales contract to which a Seller or its properties are bound or (ii) any joint operating agreement governing a Seller’s property if the operator is not a Seller, to the extent, in the case of both clause (i) and (ii) above, such contract or operating agreement existed as of (a) the Effective Date and is listed on Exhibit B or (b) the date on which such Seller becomes a Seller pursuant to Section 2.2 or the properties become Covered Properties pursuant to Section 2.3.

“Force Majeure” has the meaning assigned in Article 9.

“General Partner” means Plains All American GP LLC, a Delaware limited liability company, in its capacity as the general partner of Plains AAP, L.P. (the general partner of Plains All American Pipeline, L.P)., and its predecessors, successors and permitted assigns as the managing entity of Plains All American Pipeline, L.P.

“General Provisions” has the meaning assigned in Section 2.9.

“Governmental Requirements” means all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations, and the like of any government, or any commission, board, court, agency, instrumentality, or political subdivision thereof.

“Marketing and Administrative Fee” has the meaning assigned in Section 2.7.

“Marketing Area” means the lower 48 states of the United States, Alaska and the Outer Continental Shelf.

“Non-defaulting Party” means (i) in the case of a Buyer Specified Event, any Seller that is affected by such Buyer Specified Event, and (ii) in the case of a Seller Specified Event, Buyer.

“Nuevo Excluded Properties” means all properties covered by the Crude Oil Purchase Agreement entered into between Nuevo Energy Company and Tosco Corp. (now ConocoPhillips) dated January 1,2000, which covers all fields set forth on Exhibit 1 thereto, plus any fields located in the state of California, California state waters, or Federal waters offshore of the state of California, which have been or will be subsequently acquired or developed by Nuevo, or PXP as its successor, pursuant to that certain Agreement and Plan of Merger dated February 12, 2004 between Nuevo and PXP whereby PXP will be the surviving entity.

“Party” or “Parties” have the meanings assigned in the preamble

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Platt’s P+ Average” means the arithmetic average of the Platt’s Prices for P-Plus WTI during a Trading Cycle.

“Platt’s Difference” means the arithmetic average for a Trading Cycle of the difference between the Platt’s Prices of the applicable grade of crude to be exchanged (i.e. WTS, LLS, HLS, Eugene Island, Bonito, etc.) and the prompt month WTI.

“Platt’s Prices” means the average of the price range of a particular grade of crude oil as published in the Crude Price Assessments table of Platt’s Oil gram Price Report.

“Purchase Price” has the meaning assigned in Section 2.7.

“PXP” has the meaning assigned in the preamble.

“PXP Gulf Coast Agreement” means that Crude Oil Purchase Contract, dated December 17, 2003, between Buyer and PXP Gulf Coast, attached hereto as Exhibit C.

“Sales Price” has the meaning assigned in Section 2.7.

“Seller” and “Sellers” have the meaning assigned in the preamble.

“Seller Specified Event” has the meaning assigned in Section 8.2.

“Specified Event” means a Buyer Specified Event or a Seller Specified Event, as the case may be.

“Tosco Letter” means that certain letter agreement between Buyer and Stocker Resources, L.P. (predecessor to PXP) pursuant to which the parties agree that Buyer will continue to purchase and PXP will continue to deliver and sell PXP’s Crude Oil Production from the Arroyo Grande field under the same terms as this Agreement, despite any termination of this Agreement, for the extent to the term of the Buyer’s sales agreement to Tosco Refining Company.

“Trading Cycle” means for a particular month of delivery, a cycle beginning on the 26th day of the second month preceding such month of delivery through the 25th day of the month preceding such month of delivery.

“Trade Location” has the meaning assigned in Section 2.7(b).

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Buyer hereby agrees to purchase and receive and Sellers hereby agree to sell and deliver all of the Crude Oil produced and owned by Sellers from Covered Properties; provided however, that the foregoing Sellers’ agreement shall be subject to any Existing Contract. No Crude Oil shall be sold hereunder in contravention of an Existing Contract by such Seller or from such properties until the Existing Contract has expired or been terminated. Currently, the Covered Properties are set forth on Exhibit A attached hereto and incorporated herein. Exhibit A shall be promptly updated to add or delete Covered Properties.

2.2 Addition of Sellers. Except for the Nuevo Excluded Properties, if a Person who owns Crude Oil producing properties within the Marketing Area becomes an Affiliate of PXP, PXP shall give prompt notice of such acquisition to Buyer, and shall cause such Affiliate to become a Seller hereunder by executing and delivering a ratification of this Agreement to Buyer as soon as practicable after the date such Person became an Affiliate of PXP.

2.3 Addition of Covered Properties. Except for the Nuevo Excluded Properties, each Seller shall give prompt notice to Buyer of such Seller’s acquisition of any Crude Oil producing properties and if a Seller acquires additional Crude Oil producing properties (or with respect to the Crude Oil producing properties owned by a newly added Seller pursuant to Section 2.2), Buyer shall have the opportunity to match the Competitive Price. If Buyer agrees to match or pay a price higher than the Competitive Price within 15 business days of receipt of notice from such Seller pursuant to Section 2.2 or this Section 2.3 (for this purpose, the price paid by Buyer shall be inclusive of the Marketing and Administrative Fee), such properties shall become Covered Properties hereunder; provided, however, that such Seller’s obligation to deliver and sell Crude Oil from such properties shall be subject to the provisions of Section 2.1 with respect to any Existing Contract. The Parties shall execute an additional agreement (similar in form to the PXP Gulf Coast Agreement attached hereto as Exhibit C) evidencing the price to be paid for the Crude Oil ftom such properties and the term for which such price is applicable. Upon expiration of such term, the price may be renegotiated to reflect changes in market value of such Crude Oil production. Seller shall promptly submit a revised Exhibit A to reflect the addition of any Covered Properties added under this Section 2.3. If Buyer does not submit an offer or if the offer does not match or exceed the Competitive Price, such properties shall not (absent subsequent agreement of Buyer and such Seller) become Covered Properties and shall be released from any dedication of production under this Agreement.

2.4 Release of Covered Properties or Sellers

(a) If a Seller, other than PXP, ceases to be an Affiliate of PXP, this Agreement shall terminate with respect to such Seller, its properties, and the Crude Oil produced therefrom, with such termination to be effective as soon as practicable following the date such Seller gives written notice to Buyer that it has ceased to be an Affiliate of PXP; but in no event shall such properties cease to be subject to this Agreement prior to the termination of and to the extent of any agreement Buyer has previously entered into for the sale of Crude Oil attributable to production from such properties (including, without limitation, the agreement referenced in the Tosco Letter).

(b) If a Seller sells, transfers or otherwise disposes of any of its properties or the interests therein which are within the Marketing Area, such properties or interests shall cease to be subject to this Agreement as soon as practicable following the date of such sale, transfer or disposition; but in no event shall such properties or interests cease to be subject to this Agreement prior to the termination of any agreement Buyer has previously entered into for the sale of Crude Oil attributable to production from such properties or interests (including, without limitation, the agreement referenced in the Tosco Letter).

(c) If a Seller and Buyer determine that it is impracticable for Buyer to continue to purchase Crude Oil from any Covered Property, such Seller and Buyer may, by mutual written agreement, terminate this Agreement with respect to such property. Thereafter, neither such Seller nor Buyer shall have any further obligations under this Agreement with respect to such property.

2.5 Further Documentation. Upon request by any Party affected by an addition or release pursuant to Sections 2.2 through 2.4 above, all Parties hereto shall execute and deliver to the requesting Party such documents and instruments as may be reasonably necessary to evidence additions or releases of Parties or properties to this Agreement.

2.6 Delivery. Delivery shall be made from the lease tankage on the properties, or such other point as is mutually agreed to and reflected on Exhibit A (a “Delivery Point”), into transportation facilities designated by Buyer.

2.7 Price. The price to be paid by Buyer for Crude Oil sold hereunder (the “Purchase Price”) shall be equal to the Sales Price for each Barrel as determined in this Section 2.7, less the sum of (i) a marketing and administrative fee of $.20 for each Barrel sold (the “Marketing and Administrative Fee”) and (ii) with respect to Crude Oil which is not sold by Buyer at a Delivery Point, the reasonable out -of-pocket expenses (if any) incurred by Buyer to transport or exchange each Barrel of such Crude Oil; provided, however, that the Marketing and Administrative fee shall not apply to third-party royalty barrels; and provided, further, that Buyer may elect to reduce or eliminate the Marketing and Administrative Fee with respect to and in connection with making an offer under Section 2.3. Buyer hereby agrees to use commercially reasonable efforts to obtain (i) the highest Sales Price for Crude Oil sold pursuant to this Agreement and (ii) the lowest out-of-pocket expenses incurred by Buyer to transport or exchange each Barrel of Crude Oil, in each case taking into account all circumstances surrounding the transportation and sale of the Crude Oil. Buyer will, upon request of Seller, provide information with respect to bids solicited by Buyer for the sale of Crude Oil. Buyer also agrees that it will give Sellers notice prior to entering into any contract with third parties re the Crude Oil sold pursuant to this Agreement. Sellers will promptly, upon such notice, either approve or disapprove such contract, in writing. Buyer will not sell any Crude Oil under such contract without written approval from the relevant Sellers.

The “Sales Price” shall be determined according to the following:

(a) For Crude Oil that Buyer resells at a Delivery Point, the Sales Price shall be the price received by Buyer for each Barrel sold at the Delivery Point.

(b) For Crude Oil that Buyer either (i) transports to a location other than a Delivery Point (a “Trade Location”) or (ii) exchanges for other Crude Oil at a Trade Location, the Sales Price shall be determined as follows:

(x) if such Crude Oil is not aggregated with other Crude Oil owned by Buyer, the Sales Price shall be equal to the price received by Buyer for each Barrel sold at the Trade Location; or

(y) if such Crude Oil is aggregated with other Crude Oil owned by Buyer, the Sales Price shall be equal to the sum of (i) the posted price received by Buyer for each Barrel sold at the Trade Location and (ii) a premium equal to the Platt’s P+ Average and plus or minus, as applicable, the Platt’s Difference at the Trade Location. If the Platt’s P+ Average or the Platt’s Difference is not published, then the price shall be the weighted average for each Barrel of Buyer’s sales at such Trade Location;

(c) with respect to the properties acquired by PXP in the 3TEC transaction, the Sales Price shall be the price set forth in the PXP Gulf Coast Agreement and any amendment thereto to reflect changes in the market value of the Crude Oil produced from such properties; or

(d) for Crude Oil produced from Covered Properties added pursuant to Section 2.3, the Sales Price shall be the price, net of the Marketing and Administrative Fee, offered by Buyer in connection with such addition.

2.8 Payment. Payments by Buyer for Crude Oil purchased hereunder shall be based on the applicable Purchase Price, the volumes delivered by Sellers, and 100% of the interest shown on Exhibit A attached hereto, less state taxes which are withheld by Buyer. All payments shall be wired to PXP for the account of the Sellers in accordance with written instructions from PXP. Such wire transfers shall be made on the twentieth day of the month following the month of actual receipt of Crude Oil; provided that, if the twentieth day of the month falls on a Sunday or a banking holiday, payment will be made on the following Business Day, or if the twentieth day of the month falls on a Saturday, payment will be made on the preceding Business Day.

2.9 General Provisions. Plains Marketing, L.P.’s General Provisions dated November 1, 1998 (the “General Provisions), are attached hereto as Exhibit D and are incorporated by reference and made a part of this Agreement. If any conflict should arise between the General Provisions and the information stated herein, this Agreement shall apply.

2.10 No Restrictions. No provision contained in this Agreement shall in any way be interpreted as being a restriction on the ability of any Seller to conveyor transfer Crude Oil to any other Seller, or to any of their subsidiaries. However, all such Crude Oil conveyed or transferred to a Seller or subsidiary is and shall remain subject to this Agreement including the obligations contained in this Article 2.

ARTICLE 3

RENEGOTIATION

Prior to November 23, 2004 and November 23, 2007 (the “Renegotiation Date(s)”), either the Sellers or Buyer may request, in writing, to renegotiate the Marketing and Administrative Fee. Any such renegotiation request must be accompanied with documentation supporting the request to either increase or decrease the Marketing and Administrative Fee, and shall be in accordance with the following procedures:

(a) At least 120 days prior to the applicable Renegotiation Date, either the Sellers or Buyer may request, in writing, to renegotiate the Marketing and Administrative Fee. If neither Sellers nor Buyer makes such a request, the Parties will be deemed to have agreed upon the then-existing Marketing and Administrative Fee.

(b) Sellers and Buyer shall renegotiate the Marketing and Administrative Fee in good faith. If a revised Marketing and Administrative Fee has not been agreed upon at least 75 days prior to the applicable Renegotiation Date, then Sellers may enter into negotiations for the sale of their Crude Oil with any Person who is not an Affiliate of Sellers. If Sellers do not reach an agreement with such non-affiliated Person at least 30 days prior to the applicable Renegotiation Date, then this Agreement shall continue and the Marketing and Administrative Fee shall be revised, effective the first day after the applicable Renegotiation Date, to equal the Marketing and Administrative Fee last offered by Buyer.

(c) If Sellers are successful in reaching agreement with such non-affiliated Person which provides for (i) a term of not less than one year nor more than three years, (ii) and a Marketing and Administrative Fee which is less than the Marketing and Administrative Fee last offered by Buyer, this Agreement shall terminate. Such termination shall be effective on the applicable Renegotiation Date and, thereafter, Sellers may sell their Crude Oil to such non-affiliated Person during the term of their agreement with such Person. Within 120 days prior to the end of the term of such other agreement, either the Sellers or Buyer may request negotiations to resume this Agreement and to negotiate a revised Marketing and Administrative Fee in accordance with the procedures set forth above.

(d) Sellers’ and Buyer’s right to request a renegotiation of the Marketing and Administrative Fee in order to resume this Agreement shall continue until such time that this Agreement terminates pursuant to Article 5.

If the parties agree to a Marketing and Administrative Fee pursuant to clause (b) above (or are deemed to have agreed pursuant to clause (a) above), the term of this Agreement shall be extended for three years from the November 23, 2004 Renegotiation Date or until November 23, 2007, or for two years in the case of the November 2007 Renegotiation Date, or until November 23, 2009, unless earlier terminated as provided herein.

ARTICLE 4

SELLERS’ INDEMNITY

Sellers agree to release, protect, defend, indemnify and hold Buyer, the General Partner, and their parents, subsidiaries, Affiliates, successors and assigns, and their agents, officers, directors, employees, representatives and contractors (hereinafter collectively referred to as the “Buyer Group”) harmless from and against all claims, losses, costs, demands, damages, suits, judgments, penalties, liabilities, debts, expenses and causes of action of whatsoever nature or character, including but not limited to reasonable attorney’s fees and other costs and expenses, which in any way arise out of or are related to this Agreement, including, without limitation, (i) the performance or subject matter of this Agreement, (ii) the breach by Sellers of any terms of this Agreement, or (iii) the ingress, egress or presence on any premises, whether land, buildings, or otherwise, in conjunction with this Agreement (collectively, the “Claims”), including claims due to personal injury, death, or loss or damage of property, whether or not caused by the sole, joint and/or concurrent negligence, fault or strict liability of any member of the Buyer Group, but in no event does this indemnity include claims caused by the Buyer Group’s own gross negligence or willful misconduct.

ARTICLE 5

TERM

The term of this Agreement shall continue in effect, unless sooner terminated as provided herein, until November 23, 2009.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Sellers. Each Seller represents and warrants to Buyer as of the date hereof that:

(a) Each Seller is a corporation or limited partnership duly organized, validly existing, and in good standing under the laws of the state of their respective formation, and has all requisite corporate or partnership power and authority to execute, deliver, and perform this Agreement.

(b) The execution, delivery, and performance by each Seller of this Agreement, and the consummation of the transactions contemplated herein, are within its corporate or partnership power and authority and have been duly authorized by all necessary corporate or partnership action.

(c) No authorization, consent, or approval of, or other action by, or notice to, or filing with, any governmental authority, regulatory body, or any other Person is required for the due authorization, execution, delivery, or performance by any Seller of this Agreement, or the consummation of the transactions contemplated herein, except those authorizations, consents, and approvals which have been obtained and remain in full force and effect, and-those notices and filings which have been made and remain in full force and effect.

(d) This Agreement has been duly executed and delivered by each Seller, and is the legal, valid, and binding obligation of each Seller enforceable against it in accordance with its terms, except that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e) Neither the execution, delivery, or performance by any Seller of this Agreement, nor the consummation of the transactions contemplated herein, will violate any provision of any Seller’s Corporate Governance Documents, or any agreement, indenture, or instrument to which any Seller is a party or by which any of its property or assets are bound, or any provision of any existing Governmental Requirement.

6.2 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as of the date hereof that:

(a) Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the state of Texas, and has all requisite power and authority to execute, deliver, and perform this Agreement.

(b) The execution, delivery, and performance by Buyer of this Agreement, and the consummation of the transactions contemplated herein, are within Buyer’s partnership power and authority and have been duly authorized by all necessary partnership action.

(c) No authorization, consent, or approval of, or other action by, or notice to, or filing with, any governmental authority, regulatory body, or any other Person is required for the due authorization, execution, delivery, or performance by Buyer of this Agreement, or the consummation of the transactions contemplated by this Agreement, except those authorizations, consents, and approvals which have been obtained and remain in full force and effect, and those notices and filings which have been made and remain in full force and effect.

(d) This Agreement has been duly executed and delivered by Buyer, and is the legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e) Neither the execution, delivery, or performance by Buyer of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of Buyer’s Corporate Governance Documents, or any agreement, indenture, or instrument to which Buyer is a party or by which any of its property or assets are bound, or any provision of any existing Governmental Requirement.

ARTICLE 7

CREDIT REQUIREMENTS

Purchases made by Buyer hereunder shall be on open account provided that:

(a) Buyer or its Affiliates are not in default in the payment when due of any of its indebtedness in excess of $2,500,000 in the aggregate; and

(b) Buyer’s sales of Crude Oil hereunder are in accordance with the credit policies set forth by the General Partner’s chief financial officer, which policies are set forth on Exhibit E attached hereto.

ARTICLE 8

SPECIFIED EVENTS

8.1 Buyer Specified Events. Each of the following shall constitute a Buyer Specified Event for all purposes of this Agreement:

(a) Any amount due hereunder for the purchase of Crude Oil shall not be paid in full when due and Buyer does not cause the cure of such failure on or before the fifteenth (15th) Business Day after notice from a Seller of such failure is received by Buyer;

(b) Buyer fails to receive and purchase Crude Oil production dedicated to this Agreement for reasons other than Force Majeure or any action or inaction of a Seller, and such failure is not remedied on or before the earlier of the thirtieth (30th) day after (i) any officer of the General Partner becomes aware of such failure or (ii) a Seller has given written notice of such failure to Buyer;

(c) any representation and warranty made in Section 6.2 shall prove to have been incorrect in any material respect when made, and (i) such default or breach shall continue unremedied for a period of thirty (30) days after the earlier of (x) any officer of the General Partner becomes aware of such default or (y) a Seller has given written notice of such default to Buyer, and (ii) a Seller reasonably determines that the continuation of such default or breach may materially and adversely affect Buyer’s ability to satisfy its obligations hereunder;

(d) Buyer fails to negotiate in good faith as provided in Article 3;

(e) Buyer (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment or insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof, (v) has a resolution passed for its winding-up or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it, or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all of its assets or has an execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession or any such process is not dismissed, discharged, stayed or restrained in each case within thirty (30) days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

8.2 Seller Specified Events. Each of the following shall constitute a Seller Specified Event for all purposes of this Agreement:

(a) A Seller shall fail to deliver Crude Oil production subject to this Agreement and such failure is not remedied by such Seller on or before the fifteenth (15th) Business Day after notice from Buyer of such failure is received by the Seller;

(b) Any representation and warranty made in Section 6.1 shall prove to have been incorrect in any material respect when made, and (i) such default or breach shall continue unremedied for a period of thirty (30) days after the earlier of (x) any officer of a Seller becomes aware of such default or (y) Buyer has given written notice of such default to a Seller, and (ii) Buyer reasonably determines that the continuation of such default or breach may materially adversely affect Seller’s ability to satisfy its obligations hereunder;

(c) A Seller (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment or insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof, (v) has a resolution passed for its winding-up or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all of its assets or has an execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, had an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(d) A Seller or Sellers fail to negotiate in good faith as provided in Article 3.

8.3 Early Termination. If any Specified Event shall have occurred and be continuing, then the Non-defaulting Party may by notice to the Defaulting Party designate a date (which date shall not be earlier than 60 days after receipt of such notice) on which this Agreement shall terminate as between the Non-defaulting Party and the Defaulting Party, and this Agreement shall terminate as between the Non-defaulting Party and the Defaulting Party on such designated date whether or not such Specified Event is then continuing; provided that the provisions of Section 8.4 shall survive such termination.

8.4 Specified Damages. The Defaulting Party shall pay all damages and expenses incurred by the Non-defaulting Party as a result of the termination of this Agreement under Section 8.3 arising out of or in connection with any collection, bankruptcy, insolvency, or other enforcement proceedings resulting from the occurrence of the Specified Event giving rise to such termination. Payment of such damages and expenses shall be the Defaulting Party’s only liability, and the Non-defaulting Party’s sole remedy and exclusive claim, as a result of the Specified Event and the resulting termination of this Agreement under Section 8.3 as between the Non-defaulting Party and the Defaulting Party.

ARTICLE 9

FORCE MAJEURE

9.1 Excuse for Nonperformance. Subject to the other provisions of this Agreement, the obligations of a Party under this Agreement (including the obligation of Sellers to deliver Crude Oil), except the obligation to pay money to the other Party, may be suspended for a reasonable period as a result of an event of Force Majeure, to the extent that nonperformance is caused by Force Majeure, and the affected Party shall be relieved of liability for failing to perform ITom the inception of such event and during the continuance thereof and the time of any such suspension of obligations shall be added to the term of this Agreement.

9.2 Definition. An event of “Force Maieure” means war, riots, insurrections, fIre, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, Governmental Requirements, disruption or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivering crude oil tendered, or any other cause, whether similar or not, reasonably beyond the control of the affected Party.

9.3 Notice and Cure. A Party affected by Force Majeure shall, as a condition to invoking Force Majeure as an excuse for nonperformance under this Agreement, promptly give notice of the occurrence of Force Majeure to the other Party, with reasonably detailed information about the event of Force Majeure and the effect it has had, and is anticipated to have, on the performance of the invoking Party, and shall confirm such notice of Force Majeure and its consequences in writing no later than two (2) Business Days after the occurrence of such event of Force Majeure. The invoking Party shall exercise due diligence in good faith to remedy the Force Majeure and resume full performance under this Agreement as soon as reasonably practicable.

ARTICLE 10

GENERAL PROVISIONS

10.1 No Survival of Representations and Warranties. Notwithstanding anything to the contrary herein, all representations and warranties provided by Sellers and Buyer in Article 6 shall not survive the termination of this Agreement.

10.2 Headings. The headings, captions, and arrangements contained in this Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge, or restrict any of the provisions hereof.

10.3 Rights and Remedies Cumulative. Except as provided in Section 8.4, the rights and remedies of each of the Parties under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which each Party may have under any other agreement or instrument, by operation of law, or otherwise.

10.4 Entire Agreement: Supersedure. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

10.5 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

10.6 Choice of Law: Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Harris County, Texas.

10.7 Binding Agreement: No Third-Party Beneficiaries. This Agreement is entered into for the benefit of the Parties and their permitted successors and assigns. It shall be binding upon and shall inure to the benefit of such Parties and their successors and assigns. This Agreement is solely for the benefit of such parties, and no other person has any rights under or by virtue of this Agreement.

10.8 No Agency. Except as otherwise provided in this Agreement, nothing herein shall serve to create any agency, employment, master and servant relationship, partnership, or joint venture between Sellers and Buyer, their Affiliates, or any officer, director, employee or agent thereof.

10.9 Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below, or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 10.9.

If to Buyer:	If to Sellers:

Plains Marketing, L.P.	Plains Exploration & Production Company

333 Clay Street, Suite 1600 Houston, Texas 77002 Attention: President of Plains All American GP LLC	700 Milam, Suite 3100 Houston, Texas 77002 Attention: John F. Wombwell, General Counsel

10.10 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

10.11 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

10.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

10.13 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

10.14 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

10.15 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

10.16 U.S. Currency. All sums and amounts payable to or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America.

10.17 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party hereto shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

10.18 Construction of Agreement. In construing this Agreement:

(a) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

(b) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(d) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined;

(e) the plural shall be deemed to include the singular, and vice versa;

(f) each gender shall be deemed to include the other genders;

(g) each reference to an article, section, or subsection refers to an article, section, or subsection of this Agreement unless expressly otherwise provided; and

(h) all references to a Party shall include all successors and permitted assigns of such Party.

10.19 Tosco Letter. The Parties hereby reaffirm the Tosco Letter in all respects.

[The next page is the signature page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

BUYER:

PLAINS MARKETING, L.P.
By: Plains Marketing GP Inc.,
its General Partner

By:	/s/ Harry N. Pefanis
Name:	Harry N. Pefanis
Title:	President & COO

SELLERS:

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ Thomas M. Gladney
Name:	Thomas M. Gladney
Title:	Exec Vice President – Expl & Prod

ARGUELLO INC.

By:	/s/ Thomas M. Gladney
Name:	Thomas M. Gladney
Title:	Exec Vice President – Expl & Prod

PXP GULF COAST INC.

By:	/s/ Thomas M. Gladney
Name:	Thomas M. Gladney
Title:	Exec Vice President – Expl & Prod